Exhibit 10.2

October 10, 2025

Ziv Elul

Chief Executive Officer

Israel Acquisitions Corp

12600 Hill Country Road

Building R, Suite 275

Bee Cave, Texas 78738

Dear Mr. Elul:

This letter agreement (the “Agreement”) confirms the terms and conditions of the engagement of BTIG, LLC (“BTIG”) by Israel Acquisitions Corp (the “Client”) to provide strategic and capital markets advisory services as set forth in more detail below (the “Services”). This Agreement also confirms the terms and conditions of the agreement of BTIG and Israel Acquisitions Sponsor LLC (collectively with its subsidiaries and affiliates, the “Sponsor”) with respect to certain rights of first refusal set forth herein. BTIG is a Delaware limited liability company and a broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority (“FINRA”). This agreement is in addition to that certain underwriting agreement between the Client and BTIG, as a representative of the underwriters, dated January 12, 2023 (the “Underwriting Agreement”).

1.	Appointment and Acceptance; Duties; Term

a.	The Client hereby engages BTIG to act as its capital markets advisor with respect to strategic and capital markets matters and BTIG accepts such engagement, subject to the terms and conditions of this Agreement.

b.	BTIG’s Services may include the following:

i.	Advising on market conditions; and

ii.	Capital markets analysis and strategic advice.

For the avoidance of doubt, the above Services to be provided by BTIG in connection with this Agreement shall not include activities involving any offering of the Client’s securities or the solicitation or distribution of any securities (an “Offering”), and shall not include BTIG serving or acting as a financial advisor (or similar capacity) to the Client in connection with the Client’s proposed business combination with Gadfin Ltd. (“Gadfin”, and such business combination with Gadfin, the “Business Combination”). In the event that, during the Term (as defined below) Client and BTIG agree that BTIG will perform capital markets advisory services in addition to those listed above, the Client agrees that it will, upon the request of BTIG, enter into an amended and restated letter agreement with BTIG providing for such additional services.

2.	Fees

As compensation to BTIG for its Services, the Client hereby agrees to pay to BTIG, upon consummation of the Client’s proposed Business Combination and BTIG’s waiver of the Deferred Underwriting Commission (as defined below) as provided in the last paragraph of this Section 2, an advisory fee in the amount of (i) $500,000 in cash, payable from the Trust Account (as defined in the Underwriting Agreement), plus (ii) 100,000 ordinary shares, valued at $10.00 per share, of the public company entity (“Pubco”) that survives the Business Combination and is listed on the New York Stock Exchange or Nasdaq (the “Stock”), (the “Advisory Fee”).

With respect to the Stock portion of the Advisory Fee, the Client shall deliver to BTIG 100,000 ordinary shares, valued at $10.00 per share, of the Client in book-entry form immediately prior to the consummation of the Business Combination and such shares shall be exchanged, upon closing of the Business Combination, for ordinary shares, valued at

$10.00 per share, of PubCo. Any shares of Stock issued or transferred to BTIG in satisfaction of the Advisory Fee shall be free and clear of all liens, encumbrances and other restrictions on the pledge, sale or other transfer of such shares of the Stock. The Client (or PubCo) shall register the Stock on the Registration Statement on Form F-4 filed in connection with the Business Combination.

BTIG agrees that, following its receipt of the Advisory Fee: (i) on any given day, it will not sell more than fifteen percent (15%) of the average daily volume of the Stock sold in the market over the prior thirty (30) days, and (ii) it will not sell more than 40,000 shares of Stock in any given business week. After completion of the Business Combination, PubCo shall maintain the listing of the Stock on Nasdaq, or another nationally recognized stock exchange, until the earlier of (x) disposition of all of the Stock by BTIG or (y) 45 days following the closing of the Business Combination.

Pursuant to the Underwriting Agreement, BTIG acted as Representative of the Underwriters (each as defined in the Underwriting Agreement) on the Client’s initial public offering. The Underwriters are entitled to the Deferred Underwriting Commission (as defined in the Underwriting Agreement) upon consummation of the Business Combination. BTIG hereby agrees that upon the consummation of the Business Combination, it (as Representative) shall be required to enter into an amendment to the Underwriting Agreement, substantially in the form attached hereto as Annex I, to waive the right to payment of the Deferred Underwriting Commission in full; provided, however, that such waiver shall be effective and conditioned upon the payment of BTIG’s Advisory Fee in full. Notwithstanding the foregoing, if BTIG has waived its right to the Advisory Fee or terminated this Agreement prior to the consummation of the Business Combination, then such waiver of the Deferred Underwriting Commission shall be conditioned only on the consummation of the Business Combination and not on the payment of the Advisory Fee. For the avoidance of doubt, the foregoing agreement to amend the Underwriting Agreement to waive the Deferred Underwriting Commission shall apply only if the Business Combination is consummated and BTIG’s Advisory Fee is paid and shall not apply in connection with any transaction that may be contemplated or consummated between the Client and any party other than Gadfin. Such amendment shall be limited to a waiver of the Deferred Underwriting Commission as provided in this paragraph and, for the avoidance of doubt, until such amendment is entered into, all terms of the Underwriting

Agreement (including, but not limited to, the indemnification and contribution provisions thereof) shall remain in full force and effect.

3.	Expenses

Within fifteen (15) days following Client’s receipt of BTIG’s written request, Client shall reimburse BTIG for all of BTIG’s reasonable out-of-pocket costs and expenses incurred in connection with performing the Services hereunder, including, without limitation, legal, travel, travel related, phone, mailings, delivery and courier expenses, and copying and printing charges; provided, that such total reasonable out-of-pocket costs and expenses shall not exceed, in the aggregate, $7,500 without the Client’s and Gadfin’s prior written consent.

4.	Right of First Refusal

The Client and the Sponsor hereby grant BTIG the exclusive right of first refusal, for a period of three (3) years following the Effective Date (as defined below), to be the lead managing underwriter and/or lead bookrunner in connection with the first initial public offering of SPAC (as defined below) following the Effective Date (defined below). As used herein, “SPAC” shall mean any special purpose acquisition company formed by the Client or the Sponsor, which has an officer and board of directors composition that includes Izhar Shay or Ziv Elul (or both). The Client, the Sponsor and BTIG shall negotiate in good faith mutually acceptable and commercially reasonable terms of such engagement; provided, however, that the amount and structure of the initial and deferred underwriting fees payable to BTIG in connection with such engagement shall be substantially consistent with such fees that were charged by BTIG to its clients to act as lead managing underwriter and/or lead bookrunner in connection with the initial public offering of a special purpose acquisition company in the five (5) such publicly filed transactions immediately preceding the execution of the engagement letter for the engagement specified in this Section 4. The foregoing notwithstanding, BTIG shall not be obligated to act as the lead managing underwriter. In the event that the Sponsor adds additional individuals as co-sponsors, creates a group to serve as the sponsor and/or forms a legal entity to act as the sponsor to the SPAC, the Sponsor will transfer, assign or otherwise provide for the Sponsor’s obligations under this Section 4 to be included with or assumed by the sponsor or co-sponsor of the SPAC such that the rights, obligations, terms and conditions herein remain in full force and effect.

5.	Representations and Warranties

Each party represents and warrants that it has full right, authority and power to enter into this Agreement and to carry out the Services contemplated hereby and thereby, and its execution and delivery of this Agreement and its performance of the Services contemplated hereby will not, to such party’s knowledge, violate any laws of any jurisdiction applicable to such party or, to such party’s knowledge, require it to obtain any approval, consent or waiver of, or make any filing with, any person (governmental or otherwise), that it has not already obtained or made.

6.	Indemnification

Client agrees to indemnify and hold harmless BTIG and its affiliates, the respective directors, officers, partners, members, agents and employees of BTIG and its affiliates, and each other person or entity, if any, controlling BTIG or any of its affiliates (collectively, “Indemnified Persons”) from and against, and Client agrees that no Indemnified Person shall have any liability to Client (or the shareholders, parents, partners, affiliates, security holders or creditors of Client) for, any losses, claims, damages or liabilities, including reasonable and documented attorney’s fees and disbursements (collectively, “Losses”) which arise out of or in connection with (i) this Agreement, (ii) BTIG’s performance thereof, (iii) an Offering or (iv) the Business Combination, except that this Section 6 shall not apply to the extent that any Losses are determined by final judgment of a court of competent jurisdiction to have resulted primarily from the fraud, gross negligence, or willful misconduct of BTIG.

7.	Term of Engagement

a.	This Agreement shall remain in effect from the date accepted by the Client as set forth in the signature line below (the “Effective Date”) until the earlier of: (a) the deadline for the Client to complete its Business Combination, subject to any extensions of time permitted in the Client’s governing documents, or (b) the payment of BTIG’s Advisory Fee upon the consummation of the Business Combination (the “Term”).

b.	BTIG may terminate this Agreement at any time for any reason or no reason; provided, however, that if BTIG terminates this Agreement before the consummation of the Business Combination, then it will not be entitled to any Advisory Fee as set forth in Section 2 above or the Deferred Underwriting Commission that would be payable upon consummation of the Business Combination. On January 24, 2024, the U.S. Securities and Exchange Commission adopted rules that, among other things, suggests that the definition of “underwriter” (a “Statutory Underwriter”) under the Securities Act of 1933, as amended, may, under certain circumstances, include participation in a transaction such as the Business Combination. In the event that BTIG believes that regulatory or related events or circumstances after the date hereof result in an increased likelihood that its engagement under this Agreement may result in BTIG being deemed a Statutory Underwriter, it will notify the Client. The Client and BTIG will discuss potential changes to this Agreement that will either reduce such likelihood or will adequately address the rights and responsibilities BTIG deems necessary for it to undertake the responsibilities of a Statutory Underwriter with respect to the Business Combination or any related transactions. In the event that, the parties do not agree to such changes or such changes are not feasible under the circumstances, BTIG will have the right to terminate this Agreement, effective on written notice delivered to the Client. If this Agreement is terminated, at the request of BTIG, the Client shall disclose in any disclosure documents related to the Business Combination, whether BTIG was directly or indirectly involved as an advisor or in any other capacity in the consummation of the Business Combination or any related transactions, including that BTIG was not involved in any capacity in the consummation of the Business Combination or any related transactions, that BTIG did not approve or disapprove the Business Combination or any related transactions, that BTIG did not pass upon the merits or fairness of the Business Combination or related transactions or pass upon the adequacy or accuracy of the disclosure in connection with the Business Combination, and such other statements that BTIG may reasonably request (the “Non-Involvement Statements”). Furthermore, at the request of BTIG, the Client shall issue a press release, at its own expense, that includes the Non-Involvement Statements.

c.	The provisions of Sections 2 (Fees), Section 3 (Expenses), Section 4 (Right of First Refusal), Section 6 (Indemnification), Section 8 (Arbitration), Section 9 (Confidentiality), Section 10 (Notices), Section 11 (Marketing Materials; Advertisements), Section 13 (General) and this Section 7 (Term of Engagement) will survive termination of this Agreement, except as otherwise provided in Section 7d. If the Client is not the ultimate surviving public company in the Business Combination, the Client shall cause its obligations pursuant to this Agreement to be assumed promptly upon the closing of such Business Combination by Pubco; provided, however, that neither Pubco nor Gadfin shall have any obligation whatsoever with regard to the Right of First Refusal set forth in Section 4 above or 7d below.

d.	Notwithstanding anything to the contrary herein, if (i) BTIG is engaged in accordance with the terms of Section 4 of this Agreement to participate as an underwriter in a capital raise that constitutes an offering subject to compliance with FINRA Rule 5110 (such an offering, a “Rule 5110 Offering”), and (ii) this Agreement has been entered into within the review period for assessment of underwriting compensation contemplated by FINRA Rule 5110 with respect to such Rule 5110 Offering (the services provided by BTIG as an underwriter in connection with any such Rule 5110 Offering, the “Underwriting Services”), and thereafter the Client, the Sponsor or the SPAC determines in its reasonable good faith judgment to terminate such underwriting engagement for cause (as such term is defined below), then the right of BTIG to participate in any future capital raise pursuant to Section 4 hereof (the “Right of First Refusal”) shall cease to apply and the Client, the Sponsor and the SPAC shall have no obligation to continue to offer BTIG the Right of First Refusal. For purposes of this paragraph, termination “for cause” means a termination, after reasonable notice, of BTIG’s engagement to provide the Underwriting Services as a result of the material failure by BTIG to provide the Underwriting Services, provided that such material failure to provide the Underwriting Services is not a result of market, economic or political conditions, the condition (financial or otherwise) of the Client, the Sponsor or the SPAC, any failure by the Client, the Sponsor or the SPAC or their respective affiliates to comply with the securities laws or to perform its obligations hereunder or otherwise in connection with the Rule 5110 Offering, or any other circumstances outside BTIG’s control.

8.	Arbitration

In the event of any dispute or controversy arising out of or in connection with this Agreement, or any alleged breach hereof, the matter shall be submitted to binding arbitration in the State of New York under the arbitration rules of FINRA. The decision of the arbitrator will be final and binding upon the parties, and the judgment of a court of competent jurisdiction may be entered thereon. Legal fees, fees of the arbitrator and the cost of arbitration shall be borne as determined by the arbitrator.

9.	Confidentiality

Except as otherwise provided herein, the parties hereto shall keep the terms of this Agreement confidential, unless otherwise required to disclose such information in accordance with applicable law, rule or regulation.

10.	Notices

Any notice under this Agreement shall be deemed validly given if delivered orally and sent by a nationally-recognized and reputable overnight courier service, or by confirmed E-mail or confirmed facsimile, to:

If to BTIG: BTIG, LLC 350 Bush Street 9th Floor San Francisco, CA 94104 Attn: Paul Wood	If to CLIENT: Israel Acquisitions Corp 12600 Hill Country Blvd Building R, Suite 275 Bee Cave, TX 78738

With a copy to: BTIG, LLC 350 Bush Street 9th Floor San Francisco, CA 94104 Attn: General Counsel or Chief Compliance Officer	With a copy to:

It is further provided that any such notice shall be legally effective upon receipt of oral and written versions thereof by the intended recipient of such notice.

11.	Marketing Materials; Advertisements

Client acknowledges and consents to BTIG’s use of Client’s name in marketing and promotional materials for BTIG, including, but not limited to, BTIG’s website.

12.	Status of Parties

BTIG will be an independent contractor (rather than employee, agent or representative) of Client, and BTIG will not have the right, power or authority to enter into any contract or to create any obligation on behalf of Client or otherwise bind Client in any way. Nothing in this Agreement will create a partnership, joint venture, agency, association, syndicate, unincorporated business or any other similar relationship between the parties.

13.	General

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes and takes precedence over all prior agreements or understandings, whether oral or written, between BTIG and Client. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. This Agreement may not be amended or modified except in writing signed by each of the parties hereto. Neither party shall assign this Agreement without the prior written consent of the other party.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to its conflicts of laws principles).

If this Agreement correctly sets forth your understanding of the engagement between BTIG and Client, and the agreement between the Sponsor and BTIG with respect to the right of first refusal set forth in Section 4, please sign and return to BTIG a copy of this Agreement. The Agreement as executed shall constitute a binding agreement between us as of the Effective Date.

Very truly yours, BTIG, LLC

By:	/s/ Paul Wood
Paul Wood
Managing Director

ACCEPTED AND AGREED:

By: Israel Acquisitions Corp

By:	/s/ Ziv Elul
Ziv Elul
Chief Executive Officer

ACCEPTED AND AGREED

By:	Israel Acquisitions Sponsor LLC

By:	/s/ Alex Greystoke	/s/ Charles Ecalle
	Alex Greystoke	Charles Ecalle
	Managing Member	Managing Member

Annex I – Form Amendment to Underwriting Agreement

BTIG, LLC

65 E 55th Street

New York, New York, 10022

                 , 2025

Israel Acquisitions Corp

12600 Hill Country Road

Building R, Suite 275

Bee Cave, Texas 78738

Re:          Amendment to Underwriting Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain Underwriting Agreement, dated as of January 12, 2023 (the “Underwriting Agreement”), by and between Israel Acquisitions Corp (the “Company”) and BTIG, LLC, as representative of the underwriters thereunder (the “Representative”). Reference is also made to that certain engagement letter dated as of October 10, 2025 (the “Engagement Letter”) between the Company and BTIG, LLC (“BTIG”) pursuant to which BTIG was engaged to provide certain strategic and capital markets advisory services and pursuant to which the Company is required to pay BTIG an “Advisory Fee” as defined therein. Capitalized terms used but not defined in this letter agreement (this “Letter Agreement”) shall have the meanings given to such terms in the Underwriting Agreement.

On [the date of this Letter Agreement], the Company consummated a Business Combination with Gadfin Ltd. (the “Gadfin Transaction”).

1.            The Company and the Representative hereby agree to amend the Underwriting Agreement, effective and conditioned upon consummation of the Gadfin Transaction and payment to BTIG of the Advisory Fee, by deleting Section 1.3 of the Underwriting Agreement and replacing it with the following:

“1.3 Deferred Underwriting Commission. The Representative agrees that the amount of zero dollars ($0.00) (the “Deferred Underwriting Commission”), will be deposited and held in the Trust Account and payable directly from the Trust Account, without accrued interest, to the Representative for its own account upon consummation of the Company’s initial Business Combination. In the event that the Company is unable to consummate a Business Combination and American, as the trustee of the Trust Account (in this context, the “Trustee”), commences liquidation of the Trust Account as provided in the Trust Agreement, the Representative agrees that: (i) the Representative shall forfeit any rights or claims to the Deferred Underwriting Commission, including any accrued interest thereon; and (ii) the Deferred Underwriting Commission, together with all other amounts on deposit in the Trust Account, shall be distributed on a pro-rata basis among the Public Shareholders. Any deferred underwriting commissions will be fully earned by each Underwriter upon the payment of the purchase price for the Units purchased by such underwriter on the closing of this Offering (including payment of the purchase price of any Option Units) and will be paid if and when the company consummates its Business Combination, without any further conditions.”

The Company and the Representative agree that any reference in the Underwriting Agreement to the amount owed for the Deferred Underwriting Commission that is inconsistent with the provisions of Section 1.3, as amended by this Paragraph 1, shall be deemed amended to be consistent with the provisions of Section 1.3, as amended by this Paragraph 1.

2.            For the avoidance of doubt, the amendment of the Underwriting Agreement contained in Paragraph 1 of this Letter Agreement shall apply only in connection with the Gadfin Transaction and shall not apply in connection with any Business Combination that may be contemplated or consummated between the Company and any party other than Gadfin Ltd. The parties agree that if the Gadfin Transaction is terminated for any reason, this Letter Agreement shall be void and of no effect for all purposes.

3.            The terms of this Letter Agreement shall be interpreted, enforced, governed by and construed in a manner consistent with the provisions of the Underwriting Agreement. Except as expressly provided in this Letter Agreement, all of the terms and provisions in the Underwriting Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Letter Agreement does not constitute, directly or by implication, an amendment, modification or waiver of any provision of the Underwriting Agreement, or any other right, remedy, power or privilege of any party to the Underwriting Agreement, except as expressly set forth herein. Any reference to the Underwriting Agreement in the Underwriting Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Underwriting Agreement, as amended or modified by this Letter Agreement (or as the Underwriting Agreement may be further amended or modified after the date hereof in accordance with the terms thereof).

4.            The Representative hereby agrees to take all actions reasonably necessary to effectuate the intent of this Letter Agreement, including, but not limited to, executing and delivering customary certificates and/or letters to American, as the trustee of the Trust Account. Upon the request of the Representative, the Company agrees to execute such other documents, instruments or agreements as may be necessary to effectuate the agreements set forth herein.

[Remainder of Page Left Intentionally Blank. Signature Page Immediately Follows.]

DRAFT

Please acknowledge your agreement and acceptance to the foregoing by signing below and returning it to the undersigned at your earliest convenience.

Very truly yours,

BTIG, LLC

By:
Name: Paul Wood
Title: Managing Director

Accepted and agreed as of :

ISRAEL ACQUISITIONS CORP

By:
Name: Ziv Elul
Title: Chief Executive Officer